Exhibit 99.1

For Immediate Release

October 29, 2012

Approach Resources Inc.

Announces Preliminary Production for Third Quarter 2012 and

Schedules Third Quarter 2012 Conference Call for

Tuesday, November 6, 2012

Fort Worth, Texas, October 29, 2012 – Approach Resources Inc. (NASDAQ: AREX) today announced preliminary production, commodity prices and capital expenditures for third quarter 2012. Highlights compared to prior-year period include:

•	Total production up 22% to 8.1 MBoe/d

•	Oil production increases 113% to 250 MBbls

Third Quarter 2012 Production

Estimated third quarter 2012 production totaled 747 MBoe (8.1 MBoe/d), compared to 612 MBoe (6.7 MBoe/d) produced in third quarter 2011, a 22% increase. Estimated third quarter 2012 production also increased 7% over second quarter 2012 production of 702 MBoe (7.7 MBoe/d). Estimated oil production for third quarter 2012 increased 113% to 250 MBbls, compared to 117 MBbls produced in third quarter 2011. Estimated production for third quarter 2012 was 34% oil, 31% NGLs and 35% natural gas, compared to 19% oil, 38% NGLs and 43% natural gas in third quarter 2011.

Production from north Project Pangea in the Wolfcamp oil shale resource play was impacted by downtime at a third-party natural gas processing facility during third quarter 2012. We estimate that the impact to third quarter 2012 production as a result of plant downtime totaled approximately 340 Boe/d. We expect that intermittent downtime may continue through mid-November 2012.

We have begun construction on a new, 5.5 mile, 8-inch high-pressure natural gas line to deliver our natural gas production from north Project Pangea to a gas processing facility in Ozona, Texas (“Ozona Plant”) with improved economics and higher capacity than the current, third-party facility for our north Project Pangea natural gas. We expect the new gas line to be operational by the second week of November 2012. In addition, we are beginning construction of a second new, 3.1 mile, 8-inch high-pressure natural gas line in Block 45 of Project Pangea to transport gas to the Ozona Plant. We anticipate completion of this line by the third week of November 2012. Once these lines are completed, 100% of our natural gas will be delivered to the Ozona Plant.

Due to the unanticipated plant downtime, and subject to timely completion of our new gas lines, we expect full-year 2012 production to be 2,800 MBoe – 3,000 MBoe.

Third Quarter 2012 Commodity Prices

Preliminary, average realized prices for third quarter 2012, before the effect of commodity derivatives, were $86.38 per Bbl of oil, $30.50 per Bbl of NGLs and $2.73 per Mcf of natural gas, compared to $81.51 per Bbl of oil, $52.08 per Bbl of NGLs and $3.99 per Mcf of natural gas for third quarter 2011. Our preliminary, average realized price, including the effect of commodity derivatives, was $44.78 per Boe for third quarter 2012, compared to $47.98 per Boe for third quarter 2011.

INVESTOR CONTACT Megan P. Hays mhays@approachresources.com 817.989.9000	APPROACH RESOURCES INC. One Ridgmar Center 6500 West Freeway, Suite 800 Fort Worth, Texas 76116 www.approachresources.com

Third Quarter 2012 Capital Expenditures

Preliminary, unaudited estimates of capital expenditures during third quarter 2012 totaled $77.1 million, and included $60.3 million for drilling and completions, $11.7 million for pipeline and infrastructure projects, $4.4 million for acreage acquisitions and $0.7 million for 3-D seismic data acquisition. During third quarter 2012, the Company drilled 12 wells and completed 10 wells, including five of eight wells that were waiting on completion at June 30, 2012. At September 30, 2012, we had eight wells waiting on completion.

Conference Call Scheduled for November 6, 2012

Approach will host a conference call on Tuesday, November 6, 2012, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time) to discuss third quarter 2012 financial and operating results. The Company plans to issue third quarter 2012 results after market close on Monday, November 5, 2012.

To participate in the conference call, domestic participants should dial (800) 901-5217 and international participants should dial (617) 786-2964 approximately 15 minutes before the scheduled conference time. To access the simultaneous webcast of the conference call, please visit the Calendar of Events page under the Investor Relations section of the Company's website, www.approachresources.com, 15 minutes before the scheduled conference time to register for the webcast and install any necessary software. The webcast will be archived for replay on the Company’s website until February 4, 2013.

In addition, the Company will host a telephone replay of the call, which will be available for one week. U.S. callers may access the telephone replay by dialing (888) 286-8010 and international callers may dial (617) 801-6888. The passcode is 64514392.

Approach Resources Inc. is an independent oil and gas company with core operations, production and reserves located in the Permian Basin in West Texas. The Company targets multiple oil and liquids-rich formations in the Permian Basin, where the Company operates approximately 148,000 net acres. The Company’s estimated proved reserves as of June 30, 2012, total 83.7 million barrels of oil equivalent, made up of 64% oil and NGLs and 36% natural gas. For more information about the Company, please visit www.approachresources.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include expectations of anticipated financial and operating results of the Company, including production, realized prices, capital expenditures, volume and impact of production curtailment, timing of infrastructure projects, delivery of natural gas production to a processing facility and production guidance. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s SEC filings are available on its website at www.approachresources.com. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Information in this release regarding production, realized commodity prices and capital expenditures is preliminary and unaudited. Final results will be provided in our quarterly report on Form 10-Q for the three and nine months ended September 30, 2012, to be filed on or before November 9, 2012.

For a glossary of oil and gas terms and abbreviations used in this release, please see our Annual Report on Form 10-K filed with the SEC on March 12, 2012.

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